Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 26, 2016 (May 12, 2016 as to the effects of the restatement discussed in Note 12), relating to the consolidated financial statements and financial statement schedule of CenterPoint Energy Houston Electric, LLC and subsidiaries, appearing in the Annual Report on Form 10-K/A of CenterPoint Energy Houston Electric, LLC for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
January 31, 2017